                                                                  Exhibit (e)(5)


                          WILLAMETTE INDUSTRIES, INC.

                       MANAGEMENT RETENTION BENEFITS PLAN









                        Effective as of December 21, 2000
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                           Willamette Industries, Inc.
                       Management Retention Benefits Plan
                        Effective as of December 21, 2000

          This Management Retention Benefits Plan (Plan) is adopted by Willamette Industries, Inc. ("Company"), effective as of December 21, 2000.

                                    RECITALS

          Company competes in an industry experiencing significant consolidation through mergers and acquisitions which can cause significant uncertainty and disruption among its employees who are essential to its day to day operations.

          This disruption can adversely impact both ongoing recruiting and retention needs during continuing periods of scarcity of qualified help, and the internal mobility of its workforce across the broad based geographic areas in which it operates.

          Company's lean operating style enhances the potential instability caused by these factors.

          Thus, Company desires to adopt a Management Retention Benefits Plan ("Plan") to help ease the burdens of these disruptive influences.

                                    ADOPTION

          The Plan is hereby adopted effective as of December 21, 2000, to read in full as follows:

                                   ARTICLE I
                                 Nature of Plan

          1.1 General Information. Company operates in a business climate that
          -----------------------
can change rapidly. To be competitive, Company must be prepared to respond swiftly. Because changes take different forms and require Company to adapt in various ways, being prepared means having supportive employment programs in place. This is particularly important to Company's "lean" way of operating in today's labor markets (which will not change in the foreseeable future). For this reason, Company has established Retention Benefit Plans designed to provide financial support to eligible employees who are terminated as a result of a "Change in Control" (a "CIC") as defined in Article II.

          1.2 A CIC generally occurs when there are specific changes to a company's ownership or leadership structure, usually due to a merger or acquisition. (For purposes of this Plan, a CIC is defined below at Section 2.3.) Many companies, including Company, have special CIC retention programs that are available to certain employees who may be displaced because of a CIC situation. These programs are also available for a limited time following the close of the merger or acquisition. This helps ensure necessary stability for Company, its employees, and equally important, for any potential successor during the transition/reorganization period following a CIC.

          This document establishes the terms of the Willamette Industries, Inc., Management Retention Benefit Plan ("the Plan"). The terms of this summary applies to any CIC that occurs on or after January 1, 2001. This document also serves as the Summary Plan Description for the Plan.

                                   ARTICLE II
                                   Definitions

          2.1 "Company" means Willamette Industries, Inc., and its subsidiaries
               -------
located in the United States of America.

          2.2 "Covered Employee" means all employees of Company as defined and
               ----------------
described in Sections 3.1 through 3.4 of this Plan.

          2.3 "Eligible Covered Employee" means a Covered Employee who meets the
              -------------------------
requirements for eligibility for retention benefits described in Article IV.

          2.4 "Change in Control" ("CIC"). A "Change in Control" or "CIC" of
               --------------------------
Company means:

          (a) The acquisition by any individual, corporation, limited liability company, partnership, trust, group, association, or other "person," as such term is used in Section 13(d)(3) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (any "Person") (or by any group of Persons that would constitute a "group" for purposes of Section 13(d) and Rule 13d-5 under the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), other than a Person or group that acquires such beneficial ownership solely because such Person or group has voting power with respect to any issued and outstanding securities ordinarily having the right to vote at elections of Company's directors, including without limitation shares of Stock ("Voting Securities") arising from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to the Exchange Act (as in effect from time to time), of 20 percent or more of the combined voting power of the then outstanding Voting Securities; provided, however, that for purposes of this paragraph (i), the following acquisitions will not constitute a Change in Control: (A) any acquisition directly from Company; (B) any acquisition by Company or a Subsidiary, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Company or any corporation controlled by Company, (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B), and (C) of paragraph (iii) below, or (E) any acquisition by any Person who is a party to an agreement (a "New Stand-Together Agreement") similar to the former Shareholder Stand-Together Agreement dated as of January 21, 1985 (the "Former Stand-Together Agreement"), which New Stand-Together Agreement (1) provides for unified action by Persons who have, or whose families have, historically held substantial amounts of Company Shares in the event of a threatened change of control and (2) which has as parties at least ten shareholders of Company who were parties to the Former Stand-Together Agreement, but only while such Person remains a party to such New Stand-Together Agreement; or

          (b) Individuals who, as of December 21, 2000, the date the Plan was adopted (the "Effective Date"), constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Company's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (c) Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of Company (a "Business Combination") in each case, unless, following such Business Combination,

                    (i) all or substantially all of the individuals and entities who were the beneficial owners of the Voting Securities outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent (66 2/3 percent if Company is not the continuing or surviving corporation resulting from such Business Combination) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns Company or all or substantially all of Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Voting Securities,

                    (ii) no individual, corporation, limited liability company, partnership, trust, group, association, or other "person," as such term is used in Section 13(d)(3) or 14(d) of the Securities Exchange Act of 1934 ("Person") (excluding any employee benefit plan (or related trust) of Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and

                    (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the board of directors of Company at the earlier of the time of the execution of the initial agreement with respect to such Business Combination, or of the action of the Company board of directors providing for such Business Combination; or

          (d) Approval by the shareholders of Company of any plan or proposal for the liquidation or dissolution of Company.

          2.5 "Announcement Date" means the public announcement by Company that
               -----------------
a CIC of Company has occurred or that Company has entered into an agreement for a transaction that, once consummated, will constitute a CIC of Company.

          2.6 "CIC Date" means the first date on which a CIC of Company has
               --------
occurred.

          2.7 "Good Reason" means one or more of the following events that occur
               -----------
without a Covered Employee's written consent within 24 months following a CIC Date.

          (a) Subject to the limitations set forth in paragraph 2(b) of this
     Section 2.6, Company or its successors fails to provide the Covered Employee with total cash compensation for any fiscal or calendar year which is not at least equal to actual total cash compensation paid in the previous calendar year (or annualized equivalent if employed for less than one year).

     (b)   Notwithstanding paragraph (a),

          (i) To the extent that the compensation plans or practices of any successor involve variable compensation, "at risk," bonus, or commission plans for its employees similarly situated in like positions and responsibilities as a Covered Employee, placement of such Covered Employee under such compensation plans or practices, with a resulting reduction in the Covered Employee's base salary of not more than the lesser of:

          (1) The midpoint of the salary grade or classification applicable to such like positions and responsibilities, or

          (2) The average previous year's base salary of all incumbents in the salary grade or classification applicable to such like positions and responsibilities, or

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                    (3) The target percentage bonus or average previous year's commissions applicable to other employees covered by the incentive or commission plan will not constitute "Good Reason."

          (ii) Reductions in cash compensation resulting from the redesign of compensation and established bonus programs that reflect changing market conditions, normal fluctuation in the business cycle, or an employee's lack of effort or poor performance do not constitute "Good Reason."

          (c) Company or its successor fails to provide coverage to the Covered Employee and his or her dependents, if applicable, in employee benefit plans that provide substantially similar benefits, in terms of total monetary value, at substantially similar costs to those provided to employees of the successor similarly situated in positions of like status and pay immediately before the CIC Announcement Date (or following the Announcement Date, if greater). This includes retirement plans, 401(k) plans, and medical, dental, life and disability insurance coverage. Nothing in this Plan will preclude a successor, in lieu of the above, from continuing Company's plans covering a Covered Employee for such term as it deems appropriate.

          (d) Company or its successor requires the Covered Employee to be located both outside the same metropolitan area as, and more than 30 miles from, his or her work location immediately before a CIC Announcement Date.

          (e) If a Covered Employee remains employed more than 90 days following a Good Reason event, the event will no longer constitute Good Reason, and the Covered Employee will no longer be eligible for retention benefits based on that event.

          2.8 Termination for "Cause" means any termination in which:
              -----------------------

          (a) The Covered Employee continually and willfully fails or is otherwise judged unable to competently and substantially perform his or her job duties after a written notice of inadequate performance is delivered to the Covered Employee that specifically identifies the manner in which the Covered Employees is failing to perform, or

          (b) The Covered Employee willfully engages in misconduct (including violations of Company's or its successor's known rules and policies).

          2.9 "Eligible Termination" means any termination resulting by reason
               --------------------
of a CIC or within 24 calendar months after the month in which the CIC Date occurs which is either for "Good Reason" or without "Cause."

          2.10 "Service" means all service that would qualify for vesting
                -------
purposes under the terms of Company's and any predecessor's retirement plans applicable to a Covered Employee, including such plan's break in service provisions.

          2.11 "Retention Benefit Period" means the period upon which retention
               -------------------------
benefits are calculated for each Covered Employee, as described in Section 5.1.

          2.12 "Retention Benefit Committee" ("Committee") means the committee
               ------------------------------------------
designated by Company's or its successor's CEO or designee to administer the Plan and any Claims and Appeals pursuant to the Plan.

          2.13 "Weeks Pay" is an amount equal to one-52nd of an Eligible
                ---------
Employee's annualized base monthly salary (excluding overtime) at the time of termination.

                                  ARTICLE III
                   Eligibility for Coverage - Covered Groups

          3.1 Eligibility. You are covered under the Plan (and thus you are a
              -----------
"Covered Employee") if you are a salaried employee of Company (or a successor to Company) in the United States and you meet all the requirements for Group 1 Coverage or Group 2 Coverage as described in Sections 3.2 or 3.3.

          3.2 Group 1 Coverage. You are a Group 1 Covered Employee if:
              ----------------

          (a) Company has designated you as eligible to receive stock options under Company's Amended and Restated 1995 Long-Term Incentive Compensation Plan (the "Incentive Plan") and you are not identified in Group 2 below;

          (b) You do not have an individual agreement or arrangement providing for termination, retention or severance-type benefits in connection with a change in control of Company (an "Individual CIC Agreement"); and

          (c) You are not a "Covered Employee" in the Willamette Industries Broad-Based Retention Benefits Plan for Salaried Employees.

     3.3 Group 2 Coverage. You are a Group 2 Covered Employee if:
         ----------------

          (a) Company has designated you as eligible to receive stock options under Company's Incentive Plan, and you are a participant in Company's Senior Management Life Insurance Plan;

          (b) You do not have an Individual CIC Agreement; and

          (c) You are not a "Covered Employee" in the Willamette Industries Broad-Based Retention Benefits Plan for Salaried Employees.

                                   ARTICLE IV
                            Eligibility for Benefits

          4.1 Exceptions. If you are a Covered Employee, you are eligible for
              ----------
retention benefits under the Plan (and thus you are an "Eligible Covered Employee") unless:

          (a) You became a Company employee within 30 days before the Announcement Date of a pending CIC, and you are notified in writing before the CIC Date that your employment is not expected to continue for more than two years past your start date;

          (b) You were notified in writing more than 30 days before the Announcement Date of a pending CIC that your employment is not expected to continue for more than 12 months following the date of the written notification and your employment is terminated within that 12-month period; or

          (c) At least 30 days before the Announcement Date of a pending CIC, Company announces that the business, line of business, unit, staff group or other identifiable business group for which you work, or the Company operations in any designated geographical area in which you work, will be closed, divested, sold, downsized or restructured, and you are notified in writing before the CIC Date of the CIC that your employment will end as a result of the closure divestiture, sale, downsizing or restructuring.

          4.2 Loss of Eligibility. As a Covered Employee, you will lose your
              -------------------
eligibility to receive retention benefits under the Plan (and thus you will cease to be an Eligible Covered Employee) if:

          (a) Unless otherwise approved by Company, you announce your intent to retire or terminate your employment with Company prior to December 21, 2000 (the date this Plan was adopted) or prior to the Announcement Date of a CIC or a potential CIC;

          (b) Your employment with Company or a successor is terminated by reason of your death or disability;

          (c) You refuse to execute an effective release of all claims against Company, in the form and manner required, within 60 days of your termination; or

          (d) You are terminated for "Cause" or quit without "Good Reason."

                                   ARTICLE V
                               Retention Benefits

          5.1 Retention Pay. If you are an Eligible Covered Employee at the
              -------------
Announcement Date of a CIC and you are terminated for reasons other than "Cause" or you resign for "Good Reason" at or after the CIC Announcement Date and before the completion of 24 calendar months following the month of the CIC Date, you will receive the Retention Benefits provided for your Covered Group (subject to the limitations set forth in paragraph (c) of this Section 5.1):

          (a) Group 1 Eligible Covered Employees. Group 1 Eligible Covered
              ----------------------------------
     Employees will receive 5 Weeks Pay for each year of service and weekly fraction thereof from the most recent date of hire with a minimum of 15 Weeks Pay and a maximum of 78 Weeks Pay.

          (b) Group 2 Eligible Covered Employees. Group 2 Eligible Covered
              ----------------------------------
     Employees will receive 6 Weeks Pay for each year of service and weekly fraction thereof from the most recent date of hire with a minimum of 26 Weeks Pay and a maximum of 104 Weeks Pay.

          (c) Limitation. Notwithstanding any other provision of this Section
              ----------
     5.1, if and to the extent that any portion of the total payments to be received by any Eligible Covered Employee in connection with a CIC (including any retention benefits otherwise payable under the Plan and any other payment or benefit payable to the Eligible Covered Employee in connection with the CIC pursuant to any plan, agreement, or arrangement with Company, any person whose actions result in a CIC of Company, or any person affiliated with Company or such person) ("Total Payments") would constitute an "excess parachute payment" within the meaning of Section 280G of the Code subject to an excess parachute payment excise tax under Section 4999(a) of the Code (an "Excise Tax"), the benefits payable to the Eligible Covered Employee under the Plan will be reduced to the extent necessary to avoid such Excise Tax if, and only if, such reduction of benefits under the Plan would result in a larger after-tax benefit to the Eligible Covered Employee, taking into account all federal, state, and local income and excise taxes, until either (i) no portion of the Total Payments are subject to the Excise Tax, or (ii) the benefits payable under the Plan have been reduced to zero.

          (d) Effect on Other Severance Plan Benefits. The retention benefits
              ---------------------------------------
     under the Plan are in lieu of and not in addition to any benefits payable to Eligible Covered Employees under the Willamette Industries, Inc., Severance Pay Plan or any other severance plan of Company.

          5.2 Payment of Retention Benefits. Company, or its successor, in its
              -----------------------------
     sole discretion, may determine whether you will be paid retention benefits in a single lump sum or in installments at regular pay intervals. Any lump sum payment will be the total value of all the retention payments otherwise payable without reduction to present value. If you are an eligible part-time Covered Employee, your retention benefits will be prorated on the basis of the hours you are regularly scheduled to work in proportion to a 40-hour work week (for example: 20 hours/week = 50%).

          5.3 Retention Insurance Benefits.
              ----------------------------

          (a) Following the date of an Eligible Termination, Company or its successor will continue the welfare benefits you were receiving at such termination at regular employee premium amounts, if any, for the duration of your Retention Benefit Period. These benefits include life and medical/health benefits, but do not include disability or accidental death and dismemberment benefits. If you obtain employment that provides comparable welfare benefits during your Retention Benefit Period, benefits being continued by Company or its successor will be discontinued.

          (b) Your COBRA continuation coverage period (in most cases, 18 months) will begin the first of the month following your date of termination - the last day that you were actively at work. If your Retention Benefit Period ends before your COBRA continuation coverage period ends, you may continue your life and health benefits for the remainder of your COBRA term by paying 102 percent of the full (both employer and employee portions) premium. You will receive COBRA materials and election forms following your date of termination. Failure to elect COBRA continuation by the deadline in these materials may delay your coverage.

          5.4 Retention Outplacement Benefits. Upon Eligible Termination, you
              -------------------------------
will thereafter be provided individual career transition services, including career counseling, assistance in preparing a resume and job search tips.

          5.5 Termination of Retention Benefits Upon Reemployment. If you accept
              ---------------------------------------------------
another position with Company or its successor while receiving any Retention Benefits, such benefits will stop when you begin your new position. If you are reemployed by Company or its successor, you will be required to return a pro rata portion of any retention benefits (net of taxes withheld) that were paid to you as a lump sum which are allocable to the remaining balance of any Retention Benefit period. You will also not receive credit under any subsequent severance or retention plan of Company or its successor for the service years for which you have received benefits under this plan.

                                   ARTICLE VI
                                Claims Procedure

          6.1 Initial Claim. You or your beneficiary (a "Claimant") may request
              -------------
a benefit under the Plan by filing a claim with Company, prepared by either the Claimant or an authorized representative.

          6.2 Decision on Initial Claim. A decision will be made on the
              -------------------------
Claimant's claim as soon as practicable and will be communicated in writing by Company to the Claimant within a reasonable period of time after receipt of the claim by

Company. In no event may the response to the initial claim be given more than 90 days after the date the claim was filed, unless special circumstances require an extension of time for processing. If there is an extension, the Claimant will be notified within 90 days of the date the claim was filed. The extension notice will indicate the special circumstances and the date a decision is expected. The extension will not exceed 90 days from the end of the initial response period.

          If the claim is wholly or partially denied, the denial notice will indicate:

          (a) Specific reasons for the denial;

          (b) Specific references to pertinent Plan provisions on which the denial is based; or
                      --

          (c) If incomplete eligibility data has been submitted, a description of additional material or information necessary for the Claimant to complete the claim and an explanation of why such material or information is necessary to qualify; and

          (d) An explanation of the Plan's claim review procedure.

          If written notice of the decision wholly or partially denying the claim has not been furnished within 90 days after the claim is filed or there has been an extension and no notice of a decision is furnished by the end of the extension period, and if the claim has not been granted within such period, the claim will be considered denied as of the end of the 90-day or 180-day period for purposes of proceeding to the review stage described in Sections 6.3 and 6.4.

          6.3  Review of Denied Claim.  If a Claimant receives a denial notice,
               ----------------------
or the claim is considered denied pursuant to Section 6.2, the Claimant may request a review of the claim. The request for review is made by personally delivering or mailing a written request for review to Company prepared by the Claimant or an authorized representative. The Claimant's request for review must be made within a reasonable period of time taking into consideration the nature of the benefit that is the subject of the claim and other attendant circumstances. In no event may the period for requesting review expire less than 60 days after receipt of the denial notice or not later than 60 days after the date on which the claim is considered denied. If the written request for review is not made within such 60-day period, the Claimant will be deemed to have waived any right to review. The Claimant or a duly authorized representative may, at or after the time of making the request, review all pertinent documents and submit issues and comments in writing.

          6.4  Decision on Review.  A review will be promptly made by Company
               ------------------
after receipt of a timely filed request for review. A decision on review will be made and furnished in writing to the Claimant. The decision must be made no later than 60 days after receipt of the request for review. If special circumstances require an extension of time for processing (such as the need to hold a hearing), a decision must be made and furnished to the Claimant not later than 120 days after such receipt. If an extension is required, the Claimant will be notified within 60 days after the request for review was filed. The written decision will include the reasons for such decision with reference to the provisions of the Plan upon which the decision is based. The decision will be final and binding upon the Claimant, Company, and all other persons involved. If the decision on review is not furnished within the applicable time period, the claim will be considered denied on review.

          6.3 Further Review. Any further review, judicial or otherwise, of the
              --------------
decision on review will be based on the record before Company and limited to whether, in the particular instance, Company acted arbitrarily or capriciously in the exercise of its discretion. In no event may any such further review, judicial or otherwise, be on a de novo basis as Company has discretionary authority to determine eligibility for benefits and to construe the terms of this Plan.

                                  ARTICLE VII
                    Plan Administration and ERISA Information

          7.1 Plan Administrator and Sponsor. Company is the Plan Administrator
              ------------------------------
and Sponsor of the Plan. As Plan Administrator, Company and its delegates, including the Committee, will make decisions that may be required from time to time in the administration of the Plan. Company and its delegates will also have the sole authority and responsibility to interpret and apply the terms and to determine all factual and legal questions under them including entitlement to benefits. Company and its delegates are also is responsible for answering questions about the Plan. Such questions should be directed to:

          Retention Benefits Committee
          c/o Vice President of Human Resources
          Willamette Industries, Inc.
          1300 SW Fifth Avenue, Suite 3800
          Portland, Oregon  97201

          7.2 Plan Identification. The Plan is identified as the Willamette
              -------------------
Industries, Inc., Management Retention Benefits Plan.

          Reports on the Plan are identified and filed with the federal government using an Employer Identification Number (EIN) assigned by the Internal Revenue Service and a Plan Identification Number (PIN) assigned by Company. The EIN for Company is 93-0312940. The PIN for the Plan is ______.

          The address for Company is:

          Willamette Industries, Inc.
          1300 SW Fifth Avenue, Suite 3800
          Portland, Oregon  97201

          7.3 Agent for Service of Legal Process. Legal process may be served on
              ----------------------------------
the administrator of the Plan and/or the agent for this process. The agent for legal process is G.W. Hawley, Company's Executive Vice President and Chief Financial Officer.

          7.4 Funding and Plan Costs. The Plan benefits are not funded by
              ----------------------
Company or its successor. There is no trust for this Plan. Benefit payments are paid out of general corporate assets.

          7.5 Plan Year. The Plan year for the Plan is the calendar year
              ---------
(January 1- December 31).

          7.6 Employment Rights Not Implied. Participating in the Plan does not
              -----------------------------
ensure your continued employment or rights to benefits, except as otherwise provided.

          7.7 Assignment of Benefits. Benefits from the Plan cannot be assigned
              ----------------------
to anyone else, except as authorized by law. This includes any garnishment or attachment.

                                  ARTICLE VIII
                      Amendment or Termination of the Plan

          Company has the right to amend or terminate the Plan at any time and for any reason before the CIC Date. During the 24-month period following a CIC, with respect to that CIC only, the Plan may not be terminated or amended in a way that would adversely affect the benefits available under the Plan, unless the termination or amendment is agreed to in writing by 80 percent of all Eligible Covered Employees in the Plan who are eligible for benefits under the Plan. However, after a CIC, no consent of Eligible Covered Employees is required for amendments related to any subsequent CIC that may occur in the following 24-month period.

                                   ARTICLE IX
                               Rights Under ERISA

          9.1 General. If you are a participant in the plan, you have certain
              -------
rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). This section summarizes the rights you have as a Plan participant-rights that ERISA guarantees.

          9.2 Plan Documents. ERISA provides that you, as a Plan participant,
              --------------
are entitled to:

          (a) Examine without charge, during normal working hours at Company's office in Portland, Oregon, all documents governing the Plan, including copies of all documents filed by the Plan with the U.S. Department of Labor, such as the detailed annual report (filed annually with the Internal Revenue Service) and this summary plan description.

          (b) Obtain, upon written request to the Plan Administrator, copies of all Plan documents and other Plan information. Any written request for documents should be sent to:

          Retention Benefits Committee
          c/o Vice President of Human Resources
          Willamette Industries, Inc.
          1300 SW Fifth Avenue, Suite 3800
          Portland, Oregon  97201

          The Plan Administrator will charge $5 for the copies.

          9.3 Requests for Information. If you make a written request for
              ------------------------
material that the Plan Administrator is required to provide, you should receive the material within 30 days of your request. However, because of matters beyond the Plan Administrator's control (for example, if your request is lost in the mail), the requested material may reach you more than 30 days after your request. Please write the Plan Administrator if you do not receive the material you requested within 30 days, and it will be sent to you again.

          9.4 Plan Fiduciaries. In addition to creating rights for Plan
              ----------------
participants, ERISA imposes duties upon the fiduciaries, who are the people responsible for the prudent and proper operation of the Plan. The Plan fiduciaries act solely in the interest of Plan participants.

          9.5 Exercising Your ERISA Rights. No one, including your employer, may
              ----------------------------
terminate you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

          9.6 Benefits Claims and Legal Actions. If your claim for a benefit
              ---------------------------------
under the Plan is denied in whole or in part, you must receive a written explanation of the reason for the denial, and you have the right to have the denial reviewed and reconsidered. Under ERISA, there are steps you can take to enforce these rights. For instance, if you request materials in writing from the Plan Administrator and do not receive them within 30 days, you may file suit in federal court. The court may require the Plan Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

          (a) If you have a claim for benefits which is improperly denied or ignored, in whole or in part, you may file suit in a state or federal court but you cannot do this until the Claims Filing and Claims Appeal process set forth in Article VI above has been exhausted.

          (b) If the Plan fiduciaries have misused the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will

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

     decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay court costs and fees. If you lose, the court may order you to pay court costs and fees.

          (c) If you have any questions about the Plan, you should contact Company. If you have any questions about this statement or about your rights under ERISA, you should contact Company or the nearest field office of the Pension and Welfare Benefits Administration, U.S. Department of Labor (listed in your telephone directory), or the:

               Division of Technical
               Assistance and Inquiries
               Pension and Welfare
               Benefit Administration
               U.S. Department of Labor
               200 Constitution Avenue, NW
               Washington, DC  20210

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